                                                                    Exhibit 11.1

                      GTS DURATEK, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                                  Three Months                 Six Months
                                                  Ended June 30               Ended June 30
                                                  -------------               -------------
                                               1996           1995         1996           1995
                                               ----           ----         ----           ----
Primary:

Earnings applicable to common stock      $   516,391      $  388,071    $ 1,016,840    $  680,377

Accrued dividend on preferred stock         (320,000)       (320,000)      (640,000)     (555,200)

Accretion of redeemable preferred stock      (54,915)        (54,432)      (109,627)      (90,055)
                                          ----------       ---------     ----------     ---------

Net earnings applicable to common stock  $   141,476      $   13,639    $   267,213    $   35,122
                                           =========       =========    ===========     =========

Average common shares outstanding         11,630,115       8,720,797     10,575,963     8,705,144

Dilutive effect of stock options
  and warrants                             2,553,166             N/A      2,524,066           N/A
                                          ----------       ---------     ----------     ---------

Weighted average common shares
  outstanding                             14,183,281       8,720,797     13,100,029     8,705,144
                                          ==========       =========     ==========     =========

Earnings per common share                $       .01      $     0.00    $       .02    $     0.00
                                          ==========       =========     ==========     =========

Fully Diluted:

Earnings applicable to common stock      $   516,391                    $ 1,016,840

Accrued dividend on preferred stock         (320,000)                      (640,000)

Accretion of redeemable preferred stock      (54,915)                      (109,627)
                                          ----------                     ----------
Net earnings applicable to common stock  $   141,476                    $   267,213
                                          ==========                     ==========

Average common shares outstanding         11,630,115                     10,575,963

Dilutive effect of stock options
  and warrants                             2,553,166                      2,540,153
                                          ----------                     ----------

Weighted average common shares
  outstanding                             14,183,281                     13,116,116
                                          ==========                     ==========

Earnings per common share                $       .01                    $       .02
                                          ==========                     ==========